Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 28, 2022, with respect to our audits of the consolidated financial statements of Beyond Air, Inc. as of March 31, 2022 and 2021 and for each of the years in the two year period ended March 31, 2022.

/s/ Friedman LLP

East Hanover, New Jersey

February 17, 2023